                                                                      EXHIBIT 21


                          SUBSIDIARIES OF THE COMPANY
                          ---------------------------


                               Jurisdiction       Names Under Which
Subsidiary                     of Incorporation   Subsidiary Does Business
----------                     ----------------   ------------------------
Ingleby Holding Corp.          Delaware

Caribiner, Inc.                New York           Caribiner Communications
                                                  Total Audio Visual Services

Entertainment Trademark        New York
 Consultants, Inc.

Caribiner Holdings (UK)        United Kingdom
 Limited

SCH International Limited      United Kingdom     Spectrum Communications
                                                  Mark Wallace Associates (MWA)

Blumberg Communications Inc.   Minnesota